FOR IMMEDIATE RELEASE
July 25, 2008

GS Financial Corp.  Announces Second Quarter Results, Including Loss
from Securities Writedown and Continued Loan and Deposit Growth

METAIRIE, La. – GS Financial Corp., (NASDAQ:  GSLA) (“the Company”), the holding company of Guaranty Savings Bank (www.guarantysb.com), announced a loss of $232,000 for the quarter ended June 30, 2008, compared with earnings of $293,000 from the same period in 2007.  The loss per share for the second quarter of 2008 was ($.18), compared with earnings of $.24 per share for the second quarter of 2007.

The loss in the second quarter of 2008 resulted primarily as a result of the recognition of a non-cash impairment charge of $651,000 (pre-tax) and $430,000 (after-tax) related to the Company’s investments in two mutual funds that hold mortgage-backed securities.  The investments are in the AMF Ultra Short Mortgage Fund (ticker: ASARX) and AMF Intermediate Mortgage Fund (ticker:  ASCPX).  Due to continued declines in the Net Asset Value of these funds based on an evaluation of these funds’ holdings, which include mortgage-backed securities that have been downgraded by ratings agencies, and general market conditions for private-label mortgage-backed securities, management has deemed the losses in these funds to be “Other than temporary” and has accordingly recognized the unrealized losses on these funds.  The Company’s investment in these mutual funds had a fair market value of $4.9 million as of June 30, 2008 which represented a pre-tax loss of $651,000.

For the three months ended June 30, 2008, the Company reported a loss of $232,000 compared to net income of $293,000 for the prior year quarterly period.  The Company's core earnings, which we define as our GAAP earnings excluding impairment charges, were $198,000 for the quarter ended June 30, 2008.  Please see the reconciliation of GAAP and operating earnings provided in this release for a calculation of our core earnings.  The $198,000 of operating earnings compares favorably to net earnings of $126,000 for the quarter ended March 31, 2008, as well as operating earnings of $95,000 for the quarter ended June 30, 2007, which excludes a reversal of the provision for loan losses of $300,000 during the quarter.

“We continue to successfully execute all of our key strategic initiatives.  We are growing our loan and deposit portfolios, and in spite of adverse industry conditions continue to increase our mortgage loan sales in the secondary market.  We are beginning to realize the benefits of our investments in 2007 in new locations, people and technologies, and this is evidenced by improvements not only in operating income but in efficiency measures in 2008.  We remain very well capitalized and are excited by the opportunities we have to continue to grow and provide quality service to our customers in the Greater New Orleans market.  Second quarter results reflected improved core earnings that were unfortunately overshadowed by the investment loss,” noted President Steve Wessel.

For the first six months of 2008, net loss totaled $106,000 down from income of $389,000 over the same time period in 2007.  Loss per share over the first half of 2008 was ($.08), compared with per share earnings of $.32 in the first half of 2007.  Excluding the securities impairment loss, net income for the six months would have been $324,000, or $.25 per share.  Please see the reconciliation of the Company’s GAAP and operating earnings in this release.

Net interest income, excluding loan loss reserves, for the quarter ended June 30, 2008 was $1.6 million, up $248,000, or 17.8% from the second quarter of 2007, and up $148,000, or 9.9% from the first quarter of 2008.  The second quarter 2008 net interest margin was 3.45%, down 5 basis points from 3.50% for the second quarter of 2007, and up 24 basis points from 3.21% in the first quarter of 2008.

Net interest income for the first half of 2008 was $3.1 million, up $370,000, or 13.4% from $2.8 million in the first six months of 2007.  This increase was driven by the Bank’s increase in earning assets from year-to-year, primarily the result of loan growth.

Additional financial highlights include the following:

•	Total assets at June 30, 2008 were $205.6 million, up approximately 10.3% from December 31, 2007.

•	Net loans at June 30, 2008 were $138.9 million, up approximately 17.2% from December 31, 2007.

•	Deposits at June 30, 2008 were $134.3 million, up approximately 3.7% from December 31, 2007.

•	Outstanding advances from the Federal Home Loan Bank at June 30, 2008 were $42.4 million, up approximately 57.0% from December 31, 2007.

•
Stockholders’ equity at June 30, 2008 was $27.5 million, down 2.5% from December 31, 2007.  Stockholders’ equity as a percentage of total assets at June 30, 2008 was 13.4%, down from 15.1% at December 31, 2007.  This ratio remains well above all industry averages and the Bank is classified as well-capitalized under all regulatory definitions.

•
Non-interest expense for the second quarter of 2008 totaled $1.5 million, up approximately 11.5% from a year earlier.  Non-interest expense for the first half of 2008 totaled $2.9 million, up approximately 11.2% from the first six months of 2007.  Non-interest expense as a percentage of average assets in the first six months of 2008 was 2.94% on an annualized basis, down from 3.12% for the first six months of 2007.

•
Non-performing assets were $3,284,000 at June 30, 2008, compared to $1,438,000 at December 31, 2007.  All of these assets were real-estate-secured loans which were originated prior to Hurricane Katrina.  The ratio of non-performing assets to total assets at June 30, 2008 was 1.60% compared to 0.77% at December 31, 2007.

FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. In addition to risks and uncertainties described by the Company in prior filings with the SEC, other risks and uncertainties potentially impacting the Company are those related to the Company in its primary market area impacted by Hurricane Katrina, including the continuing effect of the storm and its aftermath on the Company's operating expenses and on the Company's borrowers and other customers.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition

($ in thousands)	June 30, 2008 (Unaudited)	December 31, 2007 (Audited)
ASSETS
Cash and Cash Equivalents
Cash & Amounts Due from Depository Institutions	$2,938	$2,485
Interest-Bearing Deposits in Other Banks	3,223	6,008
Federal Funds Sold	1,419	969
Securities Available-for-Sale, at Fair Value	47,805	47,747
Loans, Net	138,838	118,477
Accrued Interest Receivable	1,516	1,828
Premises & Equipment, Net	5,695	5,874
Stock in Federal Home Loan Bank, at Cost	1,863	1,220
Other Real Estate	469	-
Real Estate Held-for-Investment, Net	443	450
Other Assets	1,427	1,429
Total Assets	$205,636	$186,487

LIABILITIES
Deposits
Interest-Bearing Deposits	$126,793	$123,825
Noninterest-Bearing Deposits	7,548	5,685
Total Deposits	134,341	129,510
FHLB Advances	42,438	26,986
Other Liabilities	1,395	1,827
Total Liabilities	178,174	158,323

STOCKHOLDERS' EQUITY
Common Stock - $.01 Par Value	34	$34
Additional Paid-in Capital	34,546	34,546
Unearned RRP Trust Stock	(158)	(158)
Treasury Stock	(32,062)	(32,062)
Retained Earnings	25,556	25,919
Accumulated Other Comprehensive Loss	(454)	(115)
Total Stockholders' Equity	27,462	28,164
Total Liabilities & Stockholders' Equity	$205,636	$186,487
The accompanying notes are an integral part of these financial statements.

Selected Asset Quality Data
Total Non Performing Assets	$3,284	$1,438
Non Performing Assets to Total Assets	1.60%	0.77%

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
($ in thousands, except per share data)	2008	2007	2008	2007
Interest and Dividend Income	$3,019	$2,733	$6,006	$5,387
Interest Expense	1,380	1,342	2,876	2,627

Net Interest Income	1,639	1,391	3,130	2,760
Provision (Reversal) for Loan Losses	-	(300)	-	(300)
Net Interest Income after Provision (Reversal) for Loan Losses	1,639	1,691	3,130	3,060

Non-interest Expense	1,465	1,314	2,881	2,590
Net Income Before Non-Interest Income and Income Taxes	174	377	249	470

Non-interest Income (Loss), excluding securities transactions	135	43	250	72
Loss on sale/writedown of investment securities	(660)	-	(660)	-
Income Before Tax Expense	(351)	420	(161)	542

Income Tax Expense	(119)	127	(55)	153
Net Income	$(232)	$293	$(106)	$389
Earnings Per Share – Basic	$(0.18)	$0.24	$(0.08)	$0.32
Earnings Per Share –Diluted	$(0.18)	$0.23	$(0.08)	$0.31

Selected Operating Data
Weighted Average Shares Outstanding	1,284,483	1,234,453	1,284,483	1,234,453
Non-Interest Expense/Average Assets[1]	2.92%	3.13%	2.94%	3.12%
Net Interest Margin[1]	3.45%	3.50%	3.34%	3.49%
[1] Annualized

GS FINANCIAL CORP.
RECONCILIATION OF GAAP AND OPERATING EARNINGS
(unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that the operating earnings are an important indication of our ability to generate earnings through our fundamental banking business.  Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings provide useful supplemental information to both management and investors in evaluating the Company’s financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP.  Moreover, the manner in which we calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company’s GAAP and operating earnings for the three months ended June 30, 2008, March 31, 2008 and June 30, 2007 and for the six months ended June 30, 2008 and 2007 follow:

	For the Three Months Ended			For the Six Months Ended
(in thousands, except per share data)	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
GAAP (Loss) Earnings	$(232)	$126	$293	$(106)	$389
Adjustments to GAAP (loss) earnings:
Loss on other-than-temporary impairment of securities	651	-	-	651	-
Reversal of provision for loan losses	-	-	(300)	-	(300)
Income tax effect	(221)	-	102	(221)	102
Operating Earnings	$198	$126	$95	$324	$191

Diluted GAAP (Loss) Earnings per Share	$(.18)	$.10	$.23	$(.08)	$.31
Adjustments to diluted GAAP (loss) earnings per share:
Loss on other-than-temporary impairment of securities	.33	-	-	.33	-
Reversal of provision for loan losses	-	-	(.16)	-	(.16)
Diluted operating earnings per share	$.15	$.10	$.07	$.25	$.15

Contact:  Andy Bower, Chief Financial Officer, (504) 883-5535